Exhibit 2

CUSIP No. 091727107

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all additional amendments thereto) with respect to the ordinary shares of Bitauto Holdings Limited and further agree that this joint filing agreement (this “Agreement”) shall be included as an Exhibit to such joint filing. Each person further agrees as follows:

1. Each person executing this Agreement is responsible for the timely filing of such Schedule 13D and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this Agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

2. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

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CUSIP No. 091727107	Page 2 of 2

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of November 21, 2016.

HARVEST OCEAN (CAYMAN) LIMITED

By:	/s/ Chan Kai Kong Name: Chan Kai Kong Title: Director

CCP III GP LTD.

By:	/s/ Chan Kai Kong Name: Chan Kai Kong Title: Director

CCIP III GP LTD.

By:	/s/ Hui Ching Ching Name: Hui Ching Ching Title: Director

CITIC CAPITAL PARTNERS LIMITED

By:	/s/ Chan Kai Kong Name: Chan Kai Kong Title: Director

CITIC CAPITAL HOLDINGS LIMITED

By:	/s/ Zhang Yichen Name: Zhang Yichen Title: Director

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Chan Kai Kong Name: Chan Kai Kong Title: Director